Exhibit 4
LIMITED LIABILITY COMPANY AGREEMENT
OF
RGGPLS, LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into this 27th day of August, 2004, by and between the Persons set forth on the signature page hereto (together with all other Persons who later become members pursuant to this Agreement, individually a “Member” and collectively the “Members”).
ARTICLE 1
FORMATION
     1.1 Formation and Structure. The Members have caused the Company to be formed as a limited liability company under the Act, for the purposes and upon the terms, covenants and conditions set forth in this Agreement.
     1.2 Name. The name of the Company shall be RGGPLS, LLC, or such other name as determined by the Management Board.
     1.3 Purpose. The sole and exclusive purpose of the Company shall any lawful activity for which limited liability companies may be organized under the Act.
     1.4 Principal Office. The principal office of the Company may be fixed by the Management Board at any place within the United States, whether within or without the state of Delaware.
     1.5 Term. The term of the Company commenced upon filing of the certificate of formation with the Secretary of State of the State of Delaware and will terminate at such time as described in this Agreement or required under the Act.
ARTICLE 2
DEFINITIONS
     The following terms shall have the meanings set forth below:
     Act means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended, or any successor statute.
     Agreement means this Limited Liability Company Agreement (including all Exhibits hereto), as it may be amended, supplemented or restated from time to time.
     Indemnitee has the meaning ascribed such term in Section 7.5.

     Management Board has the meaning ascribed such term in Section 6.1.
     Manager has the meaning ascribed such term in Section 6.1.
     Members as of the date hereof has the meaning ascribed such term in the preamble to this Agreement. A Member shall remain a member of the Company until it ceases to be a member in accordance with the Act, the Certificate of Formation of the Company, or this Agreement.
     Membership Interest means the entire ownership interest of a Member in the Company at any particular time. Such interest includes, without limitation, the right to receive distributions, the right to receive allocations of income, gain, loss, deduction or credit of the Company, if and solely to the extent provided herein, and any and all benefits to which any such Member may be entitled as provided in this Agreement or the Act, together with the obligations of any such Member to comply with the terms and provisions of this Agreement.
     Percentage Interest means with respect to each Member, the percentage relating to such Member’s Membership Interest as set forth on Exhibit A hereto.
     Person means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, association or other entity.
     Transfer means (i) any disposition, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, by intestacy, will, trust or estate distribution, or inter vivos action, including any sale, gift, pledge, encumbrance or other creation of a security interest or attachment, (ii) any event that results in a holder of a Membership Interest ceasing to be a Family Member, including a change in family relationship due to adoption, a change in beneficiaries (in the case of a fiduciary arrangement), and a change in ownership or control (in the case of a business organization), and (iii) a Member ceasing to be trustee or co-trustee of the Member’s Revocable Declaration of Trust, unless the trustee of such trust has been admitted as a Member. “Transfer” shall not include (i) the creation or acquisition of a community or marital property interest in a Membership Interest by a spouse of a Membership Interest holder as long as the spouse is not a registered owner and exercises no management, dominion, or control over such Membership Interest, (ii) a transfer to (but not from) the executor, administrator, or other legal representative of the estate of a deceased Membership Interest holder, or (iii) a transfer to the guardian or conservator for a legally adjudicated incompetent Membership Interest holder. "Transferred”, “Transferee”, and “Transferor” shall have correlative meanings.
     Treasury Regulations means the income tax regulations promulgated under the Code and in effect, as amended, supplemented or modified from time to time.

ARTICLE 3
CAPITALIZATION OF THE COMPANY
     3.1 Capital Contributions. No capital contributions shall be required or permitted unless approved by all the Members.
     3.2 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with Treasury Regulation § 1.704-1(b)(2)(iv).
ARTICLE 4
DISTRIBUTIONS AND WITHDRAWALS
     4.1 Distributions Generally. Distributions shall be made, in the discretion of the Management Board, to the Members in accordance with the Members’ respective Percentage Interests.
     4.2 Liquidation Distributions. Distributions in liquidation of the Company shall be made as provided in Section 9.2.
ARTICLE 5
ALLOCATIONS AND ACCOUNTING
     5.1 Allocations. Profits and losses of the Company (and items of taxable income, gain, loss, and deduction) for each Fiscal Year or other period shall be allocated as follows to the Members in accordance with their relative Percentage Interests.
     5.2 Bank Accounts. The bank accounts of the Company shall be maintained in such banking institutions as the Management Board shall determine. The funds of the Company shall not be commingled with the funds of any other Person.
     5.3 Fiscal Year. The fiscal year of the Company for tax and accounting purposes (the “Fiscal Year”) shall be the calendar year.
ARTICLE 6
MANAGEMENT/DECISIONS/MEMBERS
     6.1 Management Generally. The day-to-day business and affairs of the Company shall be managed by and under the authority of a Management Board (the “Management Board”), and each member of the Management Board (“Manager”) shall be a “manager” as that term is used in the Act. The Management Board shall initially consist of three (3) Managers who may be removed and replaced by the Members acting unanimously. The decisions of the

Management Board must be unanimous. The Management Board shall perform the duties prescribed to it hereunder, including without limitation conducting the ordinary and usual business affairs of the Company. Except as otherwise provided in this Agreement or under the Act, no Member shall have either the obligation or the right to take part, directly or indirectly, in the active management or control of the business of the Company, and no Member shall have the right or authority to act for or bind the Company. The initial managers are:
Robert Gregg
Glenn M. Parker
Lewis P. Stone
     6.2 Compensation. Absent a unanimous consent of the Members, no member of the Management Board, as such, shall be entitled to any compensation from the Company for the performance of the duties on its part to be performed in such managing capacity; however, each member of the Management Board shall be entitled to reimbursement for its reasonable out-of-pocket costs incurred in carrying out its duties in connection with the Company.
ARTICLE 7
MEMBERS / INDEMNITY
     7.1 New Members. A new Member may be admitted only upon the unanimous consent of the Members.
     7.2 Withdrawal or Resignation. No Member may withdraw or resign from the Company.
     7.3 Tax Matters Partner. The “Tax Matters Partner” shall have the meaning of Code § 6231(a)(7) and shall be Robert Gregg.
     7.4 Indemnity. Subject to the last sentence of this Section 7.5, no current or former Member or Manager (in such capacity, an “Indemnitee”) shall have any liability, responsibility or accountability in damages or otherwise to any Members or the Company for any loss suffered by the Company, except to the extent such loss was caused by the fraud, bad faith, gross negligence or willful misconduct of such Indemnitee. Each Indemnitee shall be indemnified by the Company and the Company hereby agrees to indemnify, pay, protect and hold harmless each Indemnitee (on the demand of and to the satisfaction of such Indemnitee) from and against any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature, provided that the same were not the result of (as determined by a final adjudication) fraud, bad faith, gross negligence or willful misconduct on the part of the Indemnitee. The foregoing includes, without limitation, all reasonable legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against such Indemnitee or the Company and all costs of investigation in connection therewith (collectively referred to as “Liabilities” for the remainder of this Section)

that may be imposed on, incurred by or asserted against an Indemnitee or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company, or on the part of an Indemnitee. If any action, suit or proceeding shall be pending against the Company or an Indemnitee relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on either of their parts, the Company shall have the right to employ, at the expense of the Company, separate counsel of its choice in such action, suit or proceeding. The satisfaction of the obligations of the Company under this Section 7.4 shall be from and limited to the assets of the Company and no Member shall have any liability on account thereof. Nothing in this Section 7.4 shall limit the rights of any Member against any other Member for breach of this Agreement.
ARTICLE 8
TRANSFERS
     8.1 Transfers of Membership Interests. Except as specifically provided herein, no holder of a Membership Interest may Transfer all or any portion of such interest other than with the unanimous consent of the Members, such consent being in the sole discretion of each Member. Any purported Transfer in violation of the foregoing shall be null and void to the fullest extent permitted by law.
ARTICLE 9
TERMINATION AND DISSOLUTION
     9.1 Dissolution. The Company shall be dissolved solely upon the occurrence of any one of the following events:
9.1.1	The written determination of all Managers to dissolve; or

9.1.2	The entry of a decree of judicial dissolution under law.
     9.2 Dissolution Procedure.
            9.2.1 Winding Up, Liquidation, and Distribution of Assets. Upon dissolution of the Company, unless it is reconstituted and continued, the Manager, or, if no Manager is then serving, the person appointed by the Members acting unanimously (the “Liquidator”) shall immediately proceed to wind up the affairs of the Company. Upon liquidation of the Company, the assets of the Company shall be applied in the following manner and order of priority:
                    (a) First, to the payment and discharge of all debts and liabilities of the Company to creditors (including Members that are creditors) in the order of priority as provided by law, and of the costs and expenses of liquidation;

                    (b) Second, to establish such reserves as the Liquidator deems reasonably necessary or advisable, or as required by the Act, to provide for the contingent liabilities of the Company in connection with the liquidation of the Company; and
                    (c) Third, to the Members proportion to their Percentage Interests.
          9.2.2 Complete Distribution. The distribution of cash or property to a Member in accordance with the provisions of this Section 9.2 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and the Company’s property.
          9.2.3 Dissolution. Upon completion of the winding up, liquidation and distribution of the assets as described above, the Company shall be deemed terminated. Upon the issuance of the certificate of cancellation, the existence of the Company shall cease, except for any purposes as provided for in the Act.
ARTICLE 10
GENERAL PROVISIONS
     10.1 Rights of Creditors and Third Parties Under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, the Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Members with respect to any Capital Contribution or otherwise.
     10.2 Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter hereof.
     10.3 Applicable Law. THIS AGREEMENT AND THE RIGHTS OF THE MEMBERS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.
     10.4 Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.
     10.5 Headings. Headings are used merely for reference purposes and do not affect content in any manner.

     10.6 Gender. Wherever applicable, the pronouns designating the masculine or neuter shall equally apply to the feminine, neuter and masculine genders. Furthermore, wherever applicable within this Agreement, the singular shall include the plural.
     10.7 Exhibits. Exhibits, if any, referred to in this Agreement are incorporated by reference into this Agreement.
     10.8 Amendments. Except as otherwise specifically provided for herein, any amendment of this Agreement must be in writing and approved by the unanimous consent of the Members.
     10.9 Authorized Person. The Members agree that any partner of McDermott, Will & Emery is authorized to file and execute such certificates, and to take such actions, that are necessary or helpful to form the Company in the state of Delaware and to qualify the Company in any other jurisdiction in which it conducts business, and that any such actions heretofore taken are hereby confirmed, ratified, and adopted.
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     IN WITNESS WHEREOF, the undersigned Members have executed this Limited Liability Company Agreement as of the day and year first above written.
  /s/ Robert Gregg
Robert Gregg, not individually but as trustee of that certain unrecorded trust agreement known as the Robert Gregg Revocable Trust dated December 18, 2000

  /s/ Pamela Fay Gregg                        /s/ Kathryn G. Pincus
Pamela Fay Gregg and Kathryn G. Pincus as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Robert Gregg 2004 Multigenerational Trust

  /s/ Glenn M. Parker
Glenn M. Parker

  /s/ Robin S. Parker                        /s/ Robert Gregg
Robin S. Parker and Robert Gregg as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Glenn M. Parker 2004 Multigenerational Trust

  /s/ Lewis P. Stone
Lewis P. Stone

  /s/ Lewis P. Stone                        /s/ Robin S. Parker
Stephanie T. Stone and Robin S. Parker as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Lewis P. Stone 2004 Multigenerational Trust

EXHIBIT A
MEMBERS AND PERCENTAGE INTERESTS

Percentage
Member	Interest
Robert Gregg, not individually but as trustee of that certain unrecorded trust agreement known as the Robert Gregg Revocable Trust dated December 18, 2000	10%

Pamela Fay Gregg and Kathryn G. Pincus as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Robert Gregg 2004 Multigenerational Trust	23 and 1/3%

Glenn M. Parker	11 and 2/3%

Robin S. Parker and Robert Gregg as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Glenn M. Parker 2004 Multigenerational Trust	21 and 2/3%

Lewis P. Stone	6 and 2/3%

Stephanie T. Stone and Robin S. Parker as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Lewis P. Stone 2004 Multigenerational Trust	26 and 2/3%

Totals	100%